Exhibit 99.1
PRESS RELEASE

Contact:	Investors:
Michael J. Lambert	Patrick F. Williams
EVP & Chief Financial Officer	Vice President, Finance & Investor Relations
NuVasive, Inc.	NuVasive, Inc.
858-909-1998	858-638-5511
investorrelations@nuvasive.com	investorrelations@nuvasive.com

Media:
Jason Rando
The Ruth Group
646-536-7025
jrando@theruthgroup.com
NuVasive Announces Preliminary Unaudited
Full Year 2010 Financial Results
Anticipates Full Year 2010 Revenue of Approximately $478 million
Anticipates Full Year 2010 Non-GAAP Earnings per Share to Exceed Guidance
SAN DIEGO, January 10, 2011 — NuVasive, Inc. (Nasdaq: NUVA), a medical device company focused on developing minimally disruptive surgical products and procedures for the spine, announced today preliminary unaudited financial results for the full year ended December 31, 2010. NuVasive anticipates full year 2010 revenue of approximately $478 million, which includes approximately $2 million related to a legal settlement during the fourth quarter. Revenue results are expected to be ahead of previously issued guidance of $470 to $475 million. The Company expects full year 2010 non-GAAP earnings per share to exceed previously issued guidance.
For the full year 2011, the Company issued revenue guidance of $525 to $535 million, gross margin guidance of approximately 81%, and non-GAAP operating margin guidance of approximately 16.5%. Non-GAAP operating margin guidance excludes non-cash stock based compensation, intellectual property litigation expenses, acquisition related items, and amortization of intangibles assets.

The Company announced anticipated full year 2010 revenue in advance of the J.P. Morgan Healthcare Conference, where Chairman and Chief Executive Officer, Alex Lukianov, will present at 8:30 a.m. PST on Tuesday, January 11. A live webcast of the presentation will be available online from the investor relations page of the Company’s corporate website at www.nuvasive.com. After the live webcast, the presentation will remain available on the website for 30 days.
The Company will announce complete financial and operating details of its fourth quarter and the full year ended December 31, 2010, and will give updated and more detailed guidance for 2011 after the market closes on February 23, 2011. The Company will hold a conference call that day at 5:30 p.m. ET (2:30 p.m. PST).
Alex Lukianov, Chairman and Chief Executive Officer, said, “Based on our preliminary results, we achieved year over year revenue growth of nearly 30% and exceeded our non-GAAP earnings per share estimates amid an exceptionally difficult market environment in spine. In the fourth quarter, we saw strong contributions from our international operations as well as our biologics and cervical offerings, giving us further confidence in meeting our growth expectations for 2011. Our U.S. lumbar business outperformed expectations in the quarter, and could be a source of upside to our guidance range for 2011 and beyond. We anticipate the spine market will remain highly competitive in 2011, but expect our market share taking strategy to continue to fuel growth at several multiples of the industry.”

2011 Guidance Reconciliation of Non-GAAP Operating Margin %

FY 11
Gross Margin % [A]	~ 81%

Non-GAAP Research and Development [B]	~ 8.5%
Non-cash stock-based compensation	~ 1%

Total research and development	~ 9.5%

Non-GAAP Sales, Marketing and Administrative [C]	~ 56%
Non-cash stock-based compensation	~ 5%
Intellectual property litigation expenses	~ 1%
Acquisition related items	as incurred

Total sales, marketing and administrative	~ 62%

Amortization of intangible assets	~ 1.5%

Non-GAAP Operating Margin % [A-B-C]	~ 16.5%

Reconciliation of Full Year 2010 Guidance
as issued October 28, 2010
(Net of Tax, “If Converted” method)

	Range for Year Ending
	December 31, 2010
(in thousands, except per share amounts)	Low	High
GAAP earnings per share	$1.61	$1.64
Non-cash stock-based compensation	0.55	0.55
Intellectual property litigation expenses	0.10	0.10
Acquisition related items	0.03	0.03
Amortization of intangible assets	0.11	0.11
Reversal of remaining valuation allowance	(0.98)	(0.98)

Non-GAAP earnings per share	$1.42	$1.45

Weighted shares outstanding — Diluted	46,000	46,000

About NuVasive
NuVasive is a medical device company focused on developing minimally disruptive surgical products and procedures for the spine. The Company is the 5th largest player in the $7.7 billion global spine market.
NuVasive’s principal product offering is based on its Maximum Access Surgery, or MAS® platform. The MAS platform combines four categories of products that collectively minimize soft tissue disruption during spine surgery with maximum visualization and safe, easy reproducibility for the surgeon: a proprietary software-driven nerve avoidance system; MaXcess®, a unique split-blade retractor system; a wide variety of specialized implants; and several biologic fusion enhancers. MAS significantly reduces surgery time and returns patients to activities of daily living much faster than conventional approaches. Having redefined spine surgery with the MAS platform’s lateral approach, known as eXtreme Lateral Interbody Fusion, or XLIF®, NuVasive has built an entire spine franchise. With over 65 products today spanning lumbar, thoracic and cervical applications, the Company will continue to expand and evolve its offering predicated on its R&D focus and dedication to outstanding service levels supported by a culture of Absolute Responsiveness®.
NuVasive cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual growth and results to differ materially include, but are not limited to: the risk that NuVasive’s revenue or earnings projections may turn out to be inaccurate because of the preliminary nature of the forecasts and the risk of further adjustment, or unanticipated difficulty in selling products or generating expected profitability; the uncertain process of seeking regulatory approval or clearance for NuVasive’s products or devices, including risks that such process could be significantly delayed; the possibility that the FDA may require significant changes to NuVasive’s products or clinical studies; the risk that products may not perform as intended and may therefore not achieve commercial success; the risk that competitors may develop superior products or may have a greater market position enabling more successful commercialization; the risk that additional clinical data may call into question the benefits of NuVasive’s products to patients, hospitals and surgeons; and other risks and uncertainties more fully described in NuVasive’s press releases and periodic filings with the Securities and Exchange Commission. NuVasive’s public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.
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